EXHIBIT 4.9

                                 AGREEMENT AND
                                GENERAL RELEASE

     This Agreement and General Release (the "Agreement") is made and entered into effective as of April 1, 1998, by and between, SGI International, a corporation, and Millenco, L.P and Terry Feeney (Millenco and Feeney shall be collectively referred to as the "Investors"), with reference to the following facts:

                                    RECITALS

     A. On August 12, 1997, the parties hereto entered into a 97-D Preferred Stock Purchase Agreement and also entered into a Series 97-D Registration Rights Agreement, which required registration of the stock underlying warrants and preferred shares that were being purchased; and,

     B. The 97-D Preferred Stock Purchase Agreement contained at Section
5(e) a "Favored Nations" clause that imposed certain obligations on the Company in the event that it issued any other convertible stock purchase agreement with similar terms and in an aggregate amount of $550,000 or less; and,

     C. The Company did issue on January 8, 1998, another convertible stock purchase agreement with similar terms in an amount of $500,000.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the matters set forth in the Recitals and for other good and valuable consideration the parties hereto agree as follows:

     1. Representations. Each of the parties hereto represents and warrants to the other parties that to the extent of his, her or its knowledge the recitals set forth above are true, correct, and accurate.

     2. Claims. As used herein, "Claims" shall mean any and all claims, demands, agreements, contracts, covenants, representations, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, fees, costs, expenses, accounts, damages, judgments, losses, injuries and liabilities of whatsoever kind or nature in law, equity or otherwise, present or future, known or unknown, suspected or unsuspected, asserted or unasserted, whether against any party hereto or not, and whether or not concealed or hidden, based upon any facts, acts, or omissions occurring prior to the date hereof which relate to the delay by SGI in filing the S-2 Registration Statement which was finally filed with the SEC on January 23, 1998 and which relate to the `Favored Nations" clause contained at Section 5(e) of the 97-D Stock Purchase Agreement. Notwithstanding any other provisions of this agreement the Parties hereto do not hereby release SGI from the obligation to pay penalties in accordance with Section 3(e) contained in the Registration Agreement.

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     3. Release by Investors. In consideration for the Company and Investors entering into amendments to the Registration Agreement and to the Series 97-D Preferred Stock Agreement (copy of which are attached hereto in Exhibits A and incorporated herein by reference) Investors do hereby and forever release, remise, and discharge SGI and any of their agents, employees, directors, officers or representatives, and any successors (collectively the "SGI Parties") of and from any and all Claims, which any of said Investors have, have had, may have had, or now have against the SGI Parties or their representatives or successors.

     4. Waivers. IT IS EXPRESSLY UNDERSTOOD THAT Section 1542 of the Civil Code of California provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

     The provisions of Section 1542 of the Civil Code of California, if in any way applicable to this Agreement, as well as any similar provisions of the law of California or similar laws of any other state, ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELINQUISHED by all parties hereto, and each of them. Each of the parties acknowledges that he, she, or its representatives, may hereafter discover facts in addition to or different from those which he, she, or it now believes concerning the subject matter of this Agreement, and that notwithstanding any such new or different facts, this Agreement shall remain in full force and effect and shall not be challenged in any way or sought to be voided or avoided. Such parties acknowledge and agree that this waiver is an essential and material term of this Agreement, without which consideration, the parties would not have executed this Agreement. All of the parties have been advised of their respective rights by legal counsel regarding this Agreement and this waiver and understand and acknowledge its significance and the consequence of this Agreement and waiver of Section 1542.

     5. No Admissions. The parties hereby acknowledge and agree that this is a compromise settlement, which is not in any respect nor for any purpose to be deemed or construed to be, or in any way to be used as evidence of any admission or concession of any liability whatsoever on the part of any of them or any other person, firm or corporation whatsoever.

     6. Representations and Warranties. Each of the parties hereto warrants and represents that such party has not assigned or in any way conveyed, transferred or encumbered all or any portion of the Claims or other rights covered by this Agreement and the Agreement has been duly authorized, executed and delivered on behalf of each party and is valid and enforceable against such party in accordance with its terms and each party further acknowledges and agrees that these warranties and representations are an essential and material term of this Agreement without which consideration would not have been given and delivered.

     7. Governing Law. This Agreement is made and entered into in the State of California and is to be governed by and interpreted in accordance with the laws of the State of California.

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     8. Interpretation. If there is any dispute with respect to this Agreement the interpretation of the words herein shall be made with respect to the fair meaning of the words and not for or against any party because one party drafted the Agreement.

     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have this day and year executed and delivered this instrument.

SGI INTERNATIONAL                              MILLENCO, L.P.
                 /s/                                             /s/
By:-------------------------------            By:----------------------------
   Joseph A. Savoca, Chairman/CEO                 Name:

                                               Title:_________________________

                                                                 /s/
                                               By:--------------------------
                                                  Terry Feeney, Individual


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